Exhibit 10.6
Discover Financial Services
2023 Omnibus Incentive Plan
2024 Award Certificate for Restricted Stock Units

This Award Certificate describes the terms and conditions under which you are being granted an Award of Restricted Stock Units (“RSUs”) under the Discover Financial Services 2023 Omnibus Incentive Plan (the “Plan”), which constitutes part of your discretionary long-term incentive compensation. This Award Certificate applies only to Awards granted hereunder and other Awards are governed by terms of the applicable Award Certificate.

A copy of the Plan can be found on the E*TRADE website at www.etrade.com, or such other vendor as the Company may choose to administer the Plan. Capitalized terms under this Award Certificate have the meanings ascribed in the Plan unless otherwise stated herein.

The full terms of your Award are set out in this Award Certificate, the Plan and any applicable policy adopted by the Committee or its delegate in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of a conflict between the Plan and this Award Certificate, the terms of the Plan control.

Award Recipient	Michael Shepherd
Employee / Participant ID	%%EMPLOYEE_IDENTIFIER%-%
Issuer	Discover Financial Services
Award Type	Restricted Stock Units (RSUs)
Date of the Award	April 1, 2024
Number of Awarded Units	%%TOTAL_SHARES_GRANTED,'999,999,999'%-% RSUs
Vesting
Except as otherwise set forth in this Award Certificate, your RSUs will vest on the first to occur of (1) the completion of the merger with Capital One Financial Corporation pursuant to the Agreement and Plan of Merger, dated as of February 19, 2024, by and among Discover Financial Services, Capital One Financial Corporation, and Vega Merger Sub, Inc. (the “Merger Agreement”) and (2) the one year anniversary of the Date of the Award.

Settlement	Your awards will be converted and settled in Shares pursuant to Section 8 of the Plan and Section 1(b) of this Award Certificate.
Restrictive Covenants, Clawbacks, Risk Reviews, and Investigations	Pursuant to Section 8 of this Award Certificate, your Award may be subject to (i) forfeiture, cancellation and/or repayment triggered in the event of your violation of a restrictive covenant more fully described in this Award Certificate, (ii) clawback (including in the event of restatement of the Company’s financial performance) in accordance with any clawback or recoupment policy in effect as of the Date of the Award or which the Company may adopt from time to time to comply with applicable law, including any such policy that the Company is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required by law and (iii) forfeiture if you are subject to a risk review or forfeiture, cancellation and/or repayment if you are subject to an investigation.

You will earn RSUs included in your RSU Award only if you (1) remain in continuous Employment through the applicable Scheduled Vesting Date (subject to limited exceptions set forth herein), (2) are not found to be subject to the forfeiture, cancellation, or clawback provisions set forth in Section 8 below, and (3) satisfy obligations you owe to the Company as set forth in Section 10 below. If the Company deems appropriate and in its sole discretion, the Company may require you to provide a written certification or other evidence, from time to time, to confirm that none of the circumstances described in Section 8 below exist or have occurred, including upon a termination of Employment and/or during a specified period of time prior to the applicable Scheduled Vesting Date. If you fail to timely provide any required certification or other evidence, the Company may cancel your RSU Award. It is your responsibility to provide the Human Resources Department with your up-to-date contact information.
1.Vesting Schedule; Conversion.
(a)Vesting Schedule. Your RSUs will vest on the first of the Scheduled Vesting Dates set forth in this Award Certificate, provided you remain continuously Employed through such date, unless earlier vesting is required pursuant to Section 4, 5 or 6 of this Award Certificate.
(b)Conversion.
(1)Except as otherwise provided in this Award Certificate, each of your vested RSUs will convert to one Share on the applicable Scheduled Vesting Date.
(2)Subject to the provisions of the Plan and this Award Certificate, as well as any transfer restrictions imposed by the Company or applicable pursuant to securities laws, Shares to which you are entitled following conversion of RSUs under any provision of this Award Certificate shall be delivered to you (or your beneficiary or estate, as applicable) as soon as administratively practicable after the Scheduled Vesting Date, unless earlier delivery is required pursuant to Section 4, 5, or 6 of this Award Certificate.
(c)Accelerated Conversion. The Committee, in its sole discretion, may determine that any RSUs may be converted to Shares prior to the Scheduled Vesting Date subject to compliance with all Legal Requirements, including Section 409A.
(d)Rule of Construction for Timing of Conversion. Whenever this Award Certificate provides for RSUs to convert to Shares on the Scheduled Vesting Date or upon an accelerated or different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries nor your estate shall have any claim against the Company for damages based on a delay in conversion of your RSUs (or delivery of Shares following conversion), and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion is made by December 31 of the year in which occurs the Scheduled Vesting Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date.

2.Special Provisions for Certain “Specified Employees”.
Notwithstanding anything to the contrary in this Award Certificate, if Discover reasonably considers you to be one of its “specified employees” as defined in Section 409A at the time of the termination of your Employment, any RSUs that constitute deferred compensation under Section 409A that are payable upon termination of Employment will not convert to Shares or be delivered to you until the date that is six months after the termination of your Employment (or the date of your death, if such event occurs earlier).
3.Dividend Equivalent Payments.
Until your RSUs convert to Shares and subject to your continued Employment through the applicable payment date, if Discover pays a regular or ordinary cash dividend on its common stock, you will be paid a dividend equivalent for your vested and unvested RSUs. No dividend equivalents will be paid to you on any canceled RSUs. Discover, in its discretion, will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof. Discover will pay the dividend equivalents as soon as administratively practicable (and in any event within thirty (30) days) after Discover pays the corresponding dividend on its Stock.
4.Death; Disability.
The following special vesting and payment terms apply to your RSUs:
(a)Death. If your Employment terminates due to your death, all RSUs subject to this Award Certificate will vest, convert to Shares and be delivered to your beneficiaries or your estate on or as soon as administratively practicable after your date of death, subject to your beneficiaries’ or estate’s timely signing and delivery of an agreement and release with respect to any and all claims in a form substantially similar to that attached as Exhibit A (the “Release”) to your letter agreement with the Company dated March 27, 2024 (the “Letter Agreement”).
(b)Disability. If your Employment terminates due to Disability, all RSUs subject to this Award Certificate will vest, convert to Shares and be delivered to you on or as soon as administratively practicable after your termination due to Disability, subject to your (or your beneficiaries’) timely signing and delivery of the Release.
5.Involuntary Termination by the Company Without Cause and Termination by You For Good Reason.
If the Company terminates your Employment without Cause, or if you terminate your employment for Good Reason, all RSUs subject to this Award Certificate will vest, convert to Shares and be delivered to you on or as soon as administratively practicable after your termination of employment, subject to your timely signing and delivery of the Release.

6.Change in Control Other Than Pursuant to the Merger Agreement.
(a)Termination in Connection with Change in Control. If the Company terminates your Employment other than for Cause, or if you terminate your Employment for Good Reason, within six months prior to or within twenty-four (24) months after a Change in Control other than pursuant to the Merger Agreement, your RSUs will immediately vest and convert to Shares on the later of the date of a Change in Control or the date of your termination following a Change in Control, as applicable and be delivered as soon as administratively practicable thereafter.
(b)Stock Consideration. In the event of a Change in Control other than pursuant to the Merger Agreement which results from a transaction pursuant to which the shareholders of Discover receive shares of common stock of an acquiring entity that are registered under Section 12 of the Exchange Act, unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, there shall be substituted for each Share subject to this Award Certificate the number and class of shares of common stock of the acquiring entity into which each outstanding Share shall be converted pursuant to such Change in Control transaction, and this Award Certificate shall otherwise continue in effect.
(c)Non-stock Consideration. In the event of a Change in Control other than pursuant to the Merger Agreement which results from a transaction pursuant to which the shareholders of Discover receive consideration other than shares of common stock of the acquiring entity that are registered under Section 12 of the Exchange Act, the value of the RSUs hereunder shall, unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, be converted into a right to receive the cash or other consideration received by the shareholders of Discover in such transaction, and this Award Certificate shall otherwise continue in effect.
7.Other Termination of Employment.
Your unvested RSUs will be forfeited and canceled if your Employment terminates for any reason other than under the circumstances set forth in Section 4, 5, or 6 of this Award Certificate.
8.Forfeiture/Cancellation/Clawback of RSU Awards Under Certain Circumstances.
(a)Breach of Restrictive Covenants. RSUs are not earned until the applicable Scheduled Vesting Date and will be canceled prior to the applicable Scheduled Vesting Date under any of the circumstances set forth below. Although you will become the beneficial owner of Shares following conversion of your RSUs, the Company may, upon notice, issue a transfer restriction with respect to your Shares following conversion of your RSUs pending any investigation or other review that impacts the determination as to whether the RSUs are or may be cancellable under the circumstances set forth below. The Shares underlying such RSUs shall be forfeited and recoverable in the event the Company determines that the RSUs were cancellable under the circumstances set forth below. Notwithstanding any provision of this Award Certificate to the contrary and subject to Section 8(f) below, in the event that at any time prior to one year after the termination of your Employment or service with the Company, you breach your obligations to the Company under a confidentiality, intellectual property or other restrictive covenant, to the maximum extent permitted by applicable law, you shall be required to:
(1)pay to the Company an amount in cash equal to the value of the Shares that vested and converted on or after, or within one year prior to, your termination of Employment, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to your breach of the restrictive covenants; or
(2)transfer to the Company the number of Shares that vested and converted on or after, or within one year prior to, your termination of Employment, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to your breach of the restrictive covenants.
In the event of multiple incidences of breach of this provision of the Award Certificate , the repayment amount will be additive for each incidence of violation, not to exceed two times the amount calculated under paragraph 8(a)(1) and (2) above.
The Company recommends that before accepting this Award Certificate, you consult with an attorney of your choice regarding the restrictive covenants described herein. You acknowledge that you have been provided at least fourteen (14) calendar days to review the applicable restrictive covenants prior to having to accept the award.
(b)Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy in effect as of the Date of the Award or which the Company may adopt from time to time to comply with applicable law, including without limitation any such policy that the Company is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or as otherwise required by law. Subject to any clawback policy adopted by the Company to comply with the Dodd-Frank Act (to the extent you are subject to such policy), in the event and to the extent the Committee reasonably determines that the performance considered by the Committee, and on the basis of which the amount of RSUs were granted or converted to Shares, was based on Discover’s material noncompliance with any financial reporting requirement under the securities laws or Company policy which requires Discover to file a restatement of its financial statements within three years of the Date of the Award, you will be required to comply with paragraphs (1) and (2) (as applicable) below to repay to the Company an amount equal to the number of RSUs which were granted or the Shares converted hereunder less the number of RSUs that would have been granted or the number of Shares that would have been converted had your RSUs been granted or converted based on compliance with any such financial reporting requirement under the securities laws or Company policy (such number of RSUs, the

“Clawback RSUs,” to be determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 9):
(1)     You shall forfeit a number of RSUs hereunder equal to the Clawback RSUs. In the event such forfeited RSUs are less than the Clawback RSUs, then you shall comply with the following paragraph 2.
(2)     You shall be required to:
(A)    pay to the Company an amount in cash equal to the value of the Shares that vested and converted hereunder, which value shall be determined using a valuation method established by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements; or
(B)    transfer to the Company the number of Shares that vested and converted hereunder, plus such amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements.
By accepting the RSUs you hereby agree and acknowledge that you are obligated to cooperate with and provide all assistance necessary to the Company to recover or recoup the RSUs or amounts paid under the Plan that are subject to the clawback pursuant to this Award Certificate, applicable securities laws or listing standards or Company policy, including the Discover Financial Services Compensation Recoupment Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting and documentation necessary to recover or recoup any RSUs or amounts paid pursuant to RSUs.
(c)Risk Review. For select Covered Employees, as defined and identified by the Company, no RSUs will convert to Shares until the Chief Human Resources Officer or receives confirmation from the Chief Risk Officer, or their delegate, that a review has been completed by the Chief Risk Officer, or their delegate, to determine whether you engaged in any willful or reckless violation of the Company’s risk policies. If the Chief Risk Officer, or their delegate, finds any such violation or breach, then the Company or, in the case of Covered Employees subject to Section 16 of the Exchange Act, the Committee, may determine that all or a portion of your RSUs will be forfeited.
(d)Investigations. In the event that the Company has either commenced an investigation of a matter that you oversaw or were involved in or has evidence that may require investigation of a matter that you oversaw or were involved in, in either case concerning a breach of one of the obligations hereunder or a serious violation of Company policy, the Company may freeze your account and effectuate a transfer restriction such that your converted and delivered RSUs and any shares associated therewith may not be sold or transferred until such time as the Company reasonably believes the matter to be resolved. If, following the investigation, the Company determines, in its sole discretion, that you breached one of the obligations hereunder or committed a serious violation of Company policy, the Company may:
(1)forfeit all or a portion of your RSUs;
(2)require that you pay to the Company an amount in cash equal to the value of the Shares that vested and converted hereunder, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the circumstances described in this Section 8(d); or
(3)cancel Shares in your account or require that you transfer to the Company the number of Shares that vested and converted hereunder, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to the circumstances described in this Section 8(d).
(e)Authorization. You authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 8 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, paid time off, bonus, severance, change in control severance or the conversion of any equity-based award. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy. You further acknowledge and authorize the Company to take the actions described in this Section 8, including those described in Section 8(d).
(f)Non-Contravention. Nothing in this Award Certificate (including with respect to confidential information, trade secrets, and other obligations) is intended to be or will be construed to prevent, impede or interfere with your right to respond accurately and fully to any question, inquiry or request for information regarding your employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. You are not required to contact the Company regarding the subject matter of any such communications before you engage in such communications. In addition, nothing in this Award Certificate is intended to restrict your legally protected right to discuss wages, hours or other working conditions with coworkers or in any way limit your rights under the National Labor Relations Act, any whistleblower law, or other applicable law. You acknowledge that that the Company has provided you notice of your immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
9.Tax and Other Withholding Obligations.
Subject to rules and procedures established by Discover, you may be eligible to elect to satisfy the tax or other withholding obligations arising upon conversion of your RSUs or upon any taxable event by paying cash or by having Discover withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of Stock on the date the Award becomes taxable, using a valuation methodology established by Discover.
10.Satisfaction of Obligations.
Notwithstanding any other provision of this Award Certificate, the Company may, in its sole discretion, take various actions affecting your RSUs in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company’s determination of the amount that you owe the Company shall be conclusive. The Fair Market Value of Stock for purposes of the following provisions shall be determined using a valuation methodology established by Company. The actions that may be taken by Discover pursuant to this Section 10 include, but are not limited to, the following:
(a)Withholding of Shares. Upon conversion of RSUs, including any accelerated conversion pursuant to Sections 4, 5, or 6 above, or, if later, upon delivery of the Shares, the Company may withhold a number of Shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations whether national, federal, state or local tax withholding obligations including any social insurance contributions or employment tax obligation. The Company shall determine the number of Shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the Fair Market Value of Stock on the date the Award becomes taxable. To the extent that the Company retains any Shares or reduces the number of RSUs to cover the withholding obligations, it will do so at the applicable minimum statutory rate (or such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted by the Company). Should the Company withhold in excess of the actual tax withholding obligation, the Company may apply the excess withholding to another compensation tax liability.
(b)Netting of Accelerated RSUs. In order to satisfy any taxes due upon an event which is earlier than delivery, Discover, in its sole discretion, may accelerate the vesting and conversion of all or a portion of your unvested RSUs subject to Section 23 below. The Company shall determine the number of RSUs to be accelerated and converted by dividing the dollar value of your tax obligations upon such event by the Fair Market Value of Stock on the date of the Award becomes taxable. Accelerated and converted RSUs shall not exceed the value of taxes due upon such event and the resulting Shares will be withheld by the Company.
(c)Withholding of Other Compensation. Discover may withhold the payment of dividend equivalents on your RSUs or any other compensation or payments due from Discover to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations or Discover may permit you to satisfy such tax or other withholding obligation by paying such obligation in immediately available funds.
(d)Mobile Employees. You are liable and responsible for all taxes and social insurance contributions owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability. Further, you may be subject to individual income taxation (and possibly social security or other applicable personal or payroll taxes) in each jurisdiction where you have performed services for the Company between the Date of the Award and when the Award vests. Taxes for which you are liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which you have performed services regardless of your status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. You agree that you will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to the Award.
11.Transfer Restrictions and Investment Representation.
(a)Nontransferability of Award. You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, other than as provided in Section 12 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution.
(b)Investment Representation. You hereby covenant that (a) any sale of any share acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) you shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
12.Designation of a Beneficiary.
You may make a revocable designation of beneficiary or beneficiaries to receive all or part of the Shares and any dividend equivalents credited to you pursuant to Section 3 hereof to be paid or delivered under this Award Certificate in the event of your death. Absent a designation on file, distributions pursuant to Section 4 will be made to your estate in accordance with applicable law. To make a beneficiary designation, you must complete and file the online form provided by E*TRADE or such other vendor as the Company may choose to administer the Plan. If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the RSUs granted pursuant to this RSU Award. You may replace or revoke your beneficiary designation at any time, and the Company will rely on your most recent designation on file for purposes of beneficiary designation.
13.Ownership and Possession.
(a)Generally. Except as specified in Section 3 with respect to dividend equivalents, you will not have any rights as a shareholder with respect to your RSU Awards or the Shares underlying such RSUs prior to the vesting and conversion of your RSUs.
(b)Following Conversion. Subject to the terms and conditions of this Award Certificate, following the vesting and conversion of your RSUs and the issuance of the Shares underlying such RSUs in your name, you will be the beneficial owner of the Shares issued to you, subject to any tax withholding under Section 10, and you will be entitled to all rights of ownership with respect to such Shares, including voting rights and the right to receive cash or stock dividends or other distributions paid on such Shares.
14.Securities Law Matters.
Shares issued upon conversion of your RSUs may be subject to restrictions on transfer by virtue of the Securities Act of 1933, as amended, and the applicable state securities laws.  Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.  Because Shares will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such Shares.
15.Compliance with Laws and Regulations.
Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of the Shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
16.No Entitlements.
(a)No Right to Continued Employment. This RSU Award is not an employment agreement, and nothing in this Award Certificate or the Plan shall alter your status as an “at-will” employee of the Company or your Employment status at a Related Employer, nor does anything herein constitute a promise of continued employment or re-employment.

(b)No Right to Future Awards. This RSU Award is discretionary and does not confer on you any right or entitlement to receive another award of RSUs, any other equity-based award or any other award at any time in the future or in respect of any future period.
(c)No Effect on Future Employment Compensation. This RSU Award is discretionary and does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation. In addition, this RSU Award is not part of your base salary or wages and will not be taken into account in determining any other Employment-related rights you may have, such as rights to pension or severance pay, end of service payments, bonuses, long-service awards or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company.
(d)Termination of Employment. In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired through vesting of the Award resulting from termination of your Employment (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Related Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Certificate, you will be deemed irrevocably to have waived your entitlement to pursue such claim; and in the event of termination of your Employment (whether or not in breach of local labor laws), your right to receive the Award and vest in the Award under the Plan, if any, will terminate effective as of the date that you are no longer actively Employed and will not be extended by any notice period mandated under local law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local law); Discover shall have the exclusive discretion to determine when you are no longer actively Employed for purposes of your Award.
(e)Language. If you have received this Award Certificate or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.
(f)Award Terms Control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Company and the terms set forth in this Award Certificate, the latter shall control.
17.Consents.
Your RSU Award is conditioned upon the Company making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.
In accepting this RSU Award, you consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company and any other possible recipients for the purpose of implementing, administering and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with applicable law, including, without limitation, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. You understand that the recipients of your personal data may be located in the U.S. or elsewhere, and the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of your personal data, view the personal data, request additional information about the storage of your personal data, require any necessary amendments to your personal data or refuse or withdraw your consent by contacting your local human resources representative, in any case without cost. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.
18.Electronic Delivery and Consent to Electronic Participation.
The Company may, in its sole discretion, decide to deliver any documents related to the RSU Award and participation in the Plan or future RSU Awards by electronic means. You hereby consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of RSU Awards and the execution of the RSU agreements through electronic signature. Electronic acceptance of this Award Certificate through the E*TRADE website, or such other vendor as the Company may choose to administer the Plan, shall be required and binding on you.  Where electronic acceptance may not be permitted under applicable law, the Company may also request and require your physical signature.  Your acceptance affirms your agreement to all the terms and conditions set forth in this Award Certificate and acceptance of the Award subject thereto. Not providing this acceptance within the timeframe stipulated may result in the Company forfeiting all or a portion of this Award.

19.Award Modification.
The Committee reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that the Committee may, without your consent, amend or modify your RSUs in any manner that the Committee considers necessary or advisable to comply with or reflect the application of any Legal Requirement or to ensure that your RSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Notwithstanding any provisions of this Award Certificate to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Discover may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Discover may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Discover will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer to be effective.
20.Severability.
In the event the Committee determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your RSU Award prior to the vesting of such Award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your RSU Award. In addition, in the event that any provision of this Award Certificate shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Award Certificate, and this Award Certificate shall be construed and enforced as if the illegal or invalid provision had not been included.
21.Successors.
This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.
22.Governing Law.
This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the RSU Award to the substantive law of another jurisdiction to the maximum extent permitted by applicable law. The Company and you agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan or this Award Certificate shall be exclusively in the courts in the State of Illinois, Counties of Cook or Lake, including the federal courts located therein (should federal jurisdiction exist), and the Company and you hereby submit and consent to said jurisdiction and venue to the maximum extent permitted by applicable law.
23.Section 409A.
This Award is intended to be exempt from or comply with Section 409A, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A. Subject to Section 2, to the extent this Award Certificate provides for the Award to become vested and be settled upon your termination of employment, the applicable Shares shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A. To the extent necessary or advisable to comply with Section 409A, with respect to any provision of this Award Certificate that provides for vested RSUs to convert to Shares on or as soon as administratively practicable after a specified event or date, such conversion and settlement will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date. If any RSUs constitute deferred compensation under Section 409A and are payable subject to your execution and non-revocation of a release and the period to consider the release spans two separate taxable years, then the distribution of the RSUs that are conditioned upon such execution and non-revocation of the release shall be made in the later taxable year.
24.Defined Terms.
For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a)“Cause” means:
(1)any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to Disability) within ten (10) business days after written notification thereof to you by the Company;
(2)any act or omission by you that constitutes (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets of, or business opportunities considered by, the Company or (iii) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or
(3)your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.
For purposes of this Award Certificate, (i) poor performance, by itself, shall not form the basis for a termination of your employment for Cause, and (ii) any dispute as to the determination of Cause will be adjudicated by de novo (or similar) review.
(b)“Chief Human Resources Officer” means the chief human resources officer of Discover, any successor chief human resources officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief human resources officer.
(c)“Chief Risk Officer” means the chief risk officer of Discover, any successor chief risk officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief risk officer.

(d)“Covered Employee” means an employee who, as of the Date of the Award, has been identified as a covered employee by Human Resources.
(e)“Date of the Award” means the date set forth in this Award Certificate.
(f)“Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code which may be demonstrated by a determination of disability by the Company’s long-term disability insurance carrier or the Social Security Administration.
(g)“Employed” and “Employment” refer to employment with the Company and/or Related Employment.
(h)“Good Reason” means the occurrence (without your prior written consent) of any of the following:
(1) a material reduction in your annual base salary;
(2)a relocation of your Riverwoods office by more than 35 miles;
(3)a material adverse change in your authorities, duties or responsibilities (including reporting responsibilities);
(4)a material breach by the Company of the Letter Agreement or any other material written agreement with you; or
(5)failure of any successor to the Company to agree in writing to assume the terms of the Letter Agreement.
A termination for Good Reason shall not have occurred unless (a) you give written notice to the Company of your termination of employment within ninety (90) days after you first become aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) your “separation from service” (within the meaning of Section 409A) occurs no later than two (2) years following the initial existence of the circumstances giving rise to Good Reason. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness, unless you are terminated for Disability. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.
(a)“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(b)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement (including any foreign legal requirements).
(c)“Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (1) you undertake such employment at the written request or with the written consent of the Chief Human Resources Officer; (2) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (3) such employment is recognized by the Company in its discretion as Related Employment; provided further that the Company may (i) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (ii) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations.
(d)“Scheduled Vesting Date” means the Scheduled Vesting Dates set forth in Award Certificate as the context requires.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES

/s/ Gregory C. Case
Gregory C. Case
Chairman of the Compensation and Leadership Development Committee